Mission-Auour Risk-Managed Global Equity Fund N-14

Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2019, relating to the financial statements and financial highlights of Union Street Partners Value Fund, a series of World Funds Trust, for the year ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights”, “Experts” and “Financial Highlights of the Funds” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

October 7, 2020